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                                                                   EXHIBIT 99(e)

                             AMENDED AND RESTATED
                           PARENT COMPANY GUARANTEE

Dear Sirs:

     For and in consideration of and as an inducement to Fluor Daniel, Inc. ("Fluor Daniel") entering into an Amended and Restated Agreement for Engineering, Procurement and Construction executed on July 21, 1998 but effective for all purposes as of June 26, 1998 (the "Agreement") with Republic Paperboard Company ("Company"), Republic Group Incorporated, as the ultimate parent company guarantor ("Guarantor") of Company, guarantees unconditionally and irrevocably that Company shall ensure the due and punctual payment of all obligations contained in, and in accordance with, the Agreement.

     1. Guarantor hereby irrevocably and unconditionally guaranties, as primary obligor and not merely as surety, the due and punctual payment in full of all Guarantied Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. section 362(a)). The term "Guarantied Obligations" is used herein in its most comprehensive sense and includes:

          (a) All sums which may become payable to Fluor Daniel pursuant to the Agreement.

          (b) Any and all obligations of Company, in each case now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, whether due or not due, and however arising under or in connection with the Agreement including all variations, alterations or extensions of the Agreement.

     2. Notwithstanding any term hereof to the contrary, Guarantor's obligations under this Guarantee, including, without limitation, the Guarantied Obligations, shall be subject to all defenses, counterclaims, offsets and other rights available to the Company under the Agreement. Guarantor agrees that its undertakings hereunder are not contingent upon Fluor Daniel bringing any action against Company and hereby expressly waives any claim that its undertakings hereunder are so contingent.

     3. The obligations of Guarantor will not be discharged for any reason including but not limited to:

          (a) any extension or renewal with respect to any obligation of Company under the Agreement;

          (b) any modification or termination of, or amendment or supplement to, the Agreement;
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          (c) any exercise or non-exercise of any right, remedy or power with respect to Company or any change in the structure of Company; or

          (d) any insolvency, bankruptcy, reorganization, arrangement, liquidation, dissolution or similar proceedings with respect to Company.

     4. Guarantor's obligations under this Guarantee are continuing and shall remain in full force and effect until performance in full of all obligations of Company under the Agreement and payment in full of all sums payable by Company under the Agreement and by Guarantor hereunder. This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time performance or payment of any Guaranteed Obligations is rescinded or must otherwise be returned by Fluor Daniel upon the bankruptcy, insolvency or reorganization of Company or otherwise, all as though such performance or payment had not occurred.

     5. Guarantor will not exercise any rights which it may acquire by way of subrogation under this Guaranty until all Guaranteed Obligations have been performed, paid or otherwise fully discharged.

     6. This Guarantee shall be binding upon Guarantor, its successors and assigns and shall inure to the benefit of, and be enforceable by, Fluor Daniel and its successors and assigns.

     7. As soon as Guarantor obtains knowledge thereof, Guarantor shall give Fluor Daniel written notice of any condition or event which has resulted in a material breach of or noncompliance with any term, condition or covenant contained herein or in the Agreement, or any other document delivered pursuant hereto or thereto. Guarantor will provide Fluor Daniel with copies of (i) all press releases and all filings made by it with the Securities and Exchange Commission ("SEC") as soon as practicable after the release or filing thereof and (ii) all notices given by it under the Guarantor's bank credit facility of any default under such credit facility. Any information delivered to Fluor Daniel pursuant to this paragraph (other than press releases and SEC filings) shall be subject to the existing confidentiality agreements referred to in
Section 15.2 of the Agreement.

     8. If any term or provision of this Guarantee is or shall become illegal, invalid or unenforceable in any jurisdiction, all other terms and provisions of this Guarantee shall remain legal, valid and enforceable in such jurisdiction and such illegal, invalid or unenforceable provision shall be legal, valid and enforceable in all other jurisdictions.

     9. All notices pertaining to this Guarantee shall be in writing and, if to Fluor Daniel, shall be sufficient when sent registered or certified mail to Fluor Daniel at the following address:

               Fluor Daniel, Inc.
               100 Fluor Daniel Drive
               Greenville, South Carolina  29607-2762
               Attention:  Carl Fisher

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          All notices to Guarantor shall be sufficient when sent registered or certified mail to the following address:

               Republic Group Incorporated
               811 East 30th Avenue
               Hutchinson, Kansas  67504-1307
               Attention:  Todd T. Brown

     10. This Guarantee shall be governed and construed in accordance with the internal laws of Oklahoma.

     11. This Guarantee amends, restates and supersedes the Parent Company Guarantee by Guarantor to Fluor Daniel, Inc. dated June 26, 1998.

     This Guarantee has been signed by a duly authorized officer of the company mentioned above on July 21, 1998 but effective for all purposes as of June 26, 1998, and all required corporate or other formalities have been complied with.


                              REPUBLIC GROUP INCORPORATED



                              By:_______________________________

                              Title:____________________________

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